                                  Exhibit 11

                    Intercell Corporation and Subsidiaries
                       Computation of Net Loss Per Share

                                                   Three months ended June 30,      Nine months ended June 30,
                                                     1998            1997             1998              1997
                                                ------------------------------------------------------------------
Loss from continuing operations                  ($604,000)      ($2,012,000)       ($3,547,000)     ($5,695,000)
Deemed preferred stock dividend relating to
   in-the-money conversion terms                   (15,000)         (306,000)           (45,000)      (1,023,000)
Accrual dividends preferred stock                  (37,000)                             (74,000)
Accretion on preferred stock                       (29,000)         (118,000)           (93,000)        (413,000)
                                                ------------------------------------------------------------------
Loss from continuing operations applicable to     (685,000)       (2,436,000)        (3,759,000)      (7,131,000)
 common shareholders

Discontinued operations
  Loss from discontinued operations               (825,000)         (446,000)        (3,414,000)        (144,000)
  Gain on sale of subsidiaries                     544,000                              244,000
                                                ------------------------------------------------------------------
Loss from discontinued operations                 (281,000)         (446,000)        (3,170,000)        (144,000)

Net loss applicable to common stockholders       ($966,000)      ($2,882,000)       ($6,929,000)     ($7,275,000)
                                                ==================================================================

Weighted average number
of common shares outstanding                    35,848,917        18,710,850         31,291,413       17,169,353

Net loss per common share:
   Loss from continuing operations                  ($0.02)           ($0.13)            ($0.12)          ($0.41)
   Loss from discontinued operations                ($0.01)           ($0.02)            ($0.10)          ($0.01)
                                                 ------------------------------------------------------------------
Net loss per applicable to common stockholders      ($0.03)           ($0.15)            ($0.22)          ($0.42)
                                                 ==================================================================

Diluted loss per share is not presented as the effect of the potential conversion of preferred stock to common stock and the exercise of outstanding warrants and options would decrease loss per share.

              See notes to the consolidated financial statements.